Exhibit 10.1
TRANSITION AGREEMENT
This Transition Agreement (“Agreement”) is made among MeridianLink, Inc., a Delaware corporation (including its successors and assigns, the “Parent”), ML California Sub, Inc, a California corporation and wholly-owned subsidiary of Parent (including its successors and assigns, the “Company”), and Nicolaas Vlok (the “Executive”). The Company together with the Parent and the Executive shall be referred to as the “Parties”. Terms with initial capitalization not otherwise defined shall have the meanings ascribed to such terms in the Employment Agreement (as defined below).

WHEREAS, Project Angel Parent LLC, a Delaware limited liability company, MeridianLink, Inc., a California corporation and wholly-owned subsidiary of Project Angel Parent LLC, and the Executive entered into an Employment Agreement that became effective as of the effectiveness of the Parent’s Form S-1 Registration Statement with the U.S. Securities and Exchange Commission and was subsequently amended on March 9, 2023 (as amended, the “Employment Agreement”);

WHEREAS, on July 27, 2021, Project Angel Parent LLC converted from a Delaware limited liability company into a Delaware corporation and changed its name to MeridianLink, Inc., and MeridianLink, Inc., a California corporation, changed its name to ML California Sub, Inc.;

WHEREAS, pursuant to the Employment Agreement, the Parties agreed that the Executive’s employment with the Company is “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason subject to the terms of the Employment Agreement;

WHEREAS, the Executive is electing to terminate his employment with the Company by voluntarily resigning without Good Reason pursuant to Section 3(e) of the Employment Agreement following an active transition period;

WHEREAS, the Board of Directors of the Parent and Company (the “Board”) desires for the Executive to remain on the Board following the ending of the Executive’s employment; and

WHEREAS, by entering into this Agreement, the Company acknowledges and agrees that it is not entitled to terminate Executive without Cause (as defined in the Employment Agreement), and the Executive acknowledges and agrees that he is not entitled to any severance pay, benefits, accelerated vesting or other enhanced equity rights including without limitation pursuant to the Employment Agreement or any severance plan, program or arrangement, except as otherwise provided in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.Transition Period.

(a)If the Executive enters into, does not revoke and complies with this Agreement, then the Executive’s employment with the Company will continue until October 1, 2025 (the “Anticipated Date of Termination”), unless the Executive sooner resigns or is terminated by the Company for Cause (as defined in the Employment Agreement). The actual last day of the Executive’s employment is referred to herein as the “Date of Termination,” and the time period between the date the Executive executes this Agreement and the Date of Termination is referred to herein as the “Transition Period.”

(b)The Executive’s employment with the Company shall end on the Date of Termination. The Parties acknowledge and agree that the Company has satisfied any notice obligations under the Employment Agreement.

(c)During the Transition Period, it is anticipated that the Executive will continue to work on a full-time basis and perform his regular duties, except as otherwise may be directed by the Board in good faith in connection with the transition of the duties of the Executive to the Company’s new CEO. The Executive will continue to perform his duties competently, professionally and collaboratively during the Transition Period. The Executive acknowledges and agrees that Good Reason under Section 3(e) of the Employment Agreement or any other plan or agreement will not apply with respect to any changes to the Executive’s responsibilities, authority or duties and Executive hereby waives the application of Good Reason in all respects (the “Good Reason Waiver”), provided in the event that a Sale Event (as defined in the MeridianLink, Inc. 2021 Stock Option and Incentive Plan, as amended) occurs prior to the Date of Termination: (i) the Good Reason Waiver will be void ab initio; and (ii) Section 2(f) (Equity), Section 3 (Termination), Section 4 (Notice of Termination) and Section 6 (Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason within the Change in Control Period) of the Employment Agreement (collectively, the “Preserved Termination Provisions”) will apply and govern.
(d)The Executive acknowledges and agrees that the Continuing Obligations (as defined in the Employment Agreement) shall apply, subject the terms of Section 10 of this Agreement, and are incorporated by reference as material terms of this Agreement. The Executive is also required to comply with the Company’s Insider Trading Policy, including following the Date of Termination, to the extent applicable. The Continuing Obligations, the Insider Trading Policy and the Executive’s obligations set forth in Sections 4 through 7 below are referred to as the “Updated Continuing Obligations.”

(e)During the Transition Period, the Executive will continue to receive his current Base Salary, remain eligible for benefits, subject to the terms of the applicable benefits plans, and vest in his outstanding, unvested stock options and restricted stock units (collectively, the “Equity Awards”) through the Date of Termination subject to the terms and conditions set forth in the applicable equity award agreements and equity plans (collectively, the “Equity Documents”).

(f)As a material condition of this Agreement and notwithstanding his continued service on the Board or anything to the contrary in the Equity Documents, the Parties agree that all of the Executive’s outstanding unvested equity interests as of the Date of Termination (the “Unvested Equity Awards”) will be held in abeyance until the earlier of (i) the closing of a Sale Event (as defined in the MeridianLink, Inc. 2021 Stock Option and Incentive Plan, as amended) at which time the Unvested Equity Awards shall accelerate and become fully exercisable or nonforfeitable; or (ii) January 1, 2026, at which time the Unvested Equity Awards shall be forfeited. Notwithstanding the foregoing, no additional vesting of the Unvested Equity Awards shall occur following Executive’s Date of Termination other than as set forth in clause (i) hereinabove.

(g)The Company shall not be entitled to terminate the Executive without Cause under Section 3(d) of the Employment Agreement or under any other plan or agreement. The Executive shall not be entitled to the severance pay and benefits described under Section 5 of the Employment Agreement or any other plan or agreement. If a Sale Event occurs prior to the Date of Termination, the Preserved Termination Provisions will apply and govern.

(h)If the Executive enters into, does not revoke and complies with this Agreement: (i) the Company will pay the Executive a bonus for 2025 as determined in accordance with the Employment Agreement and the applicable bonus plan for the Executive (with reference to the Company’s actual results as compared to the Board’s approved budget, including all changes thereto made by the Board, through the end of the third quarter of the 2025 fiscal year but not to exceed 100% of the Executive’s Target Bonus), prorated based on the time period between the first day of the Company’s 2025 fiscal year and the Date of Termination (the “Prorated Bonus”), payable within thirty (30) days following the date the Company’s financial results for the third quarter of the 2025 fiscal year are released; (ii) if the Executive timely elects and remains eligible for COBRA following the Date of Termination, the Company will pay the portion of the Executive’s COBRA premiums through December 31, 2025 based on the rate the Company would pay for the Executive’s health benefits if he had remained actively employed and (iii) the Company shall extend the exercise period with respect to the Executive’s vested stock options until the earlier of (A) 180 days from the Executive’s last day of service as a member of the Board, and (B) the original 10-year expiration date for such vested stock options for each respective grant and as provided in the applicable Equity Documents.

(i)Other than as a member of the Board, the Executive shall be deemed to have resigned from any and all officer that the Executive holds with the Company or officer and any board member positions held with any of its subsidiaries and affiliates (other than Thoma Bravo, LLC or its affiliates) no later than the Date of Termination, and the Executive agrees to execute any documents in reasonable form as may be requested to confirm or effectuate any such resignations.

(j)As of the Date of Termination, the Executive shall have no further employment relationship with the Company or any of its subsidiaries or affiliates.

2.Accrued Benefit. The Company shall pay or provide to the Executive (or to the Executive’s authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of the Employment Agreement) (the Executive is not entitled to any accrued but unused vacation); and (ii) any vested benefits the Executive may have under any Executive benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such Executive benefit plans (collectively, the “Accrued Benefit”). In addition, the Executive’s eligibility to participate in the Company’s group health plans and other benefit plans and programs will end on the Date of Termination or thereafter in accordance with the terms and conditions of the applicable benefit plans and programs. The Executive will be provided with information regarding the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) under separate cover.
3.General Releases.

(a)The Executive in every capacity, voluntarily releases and forever discharges the Company, its affiliated and related entities (including, without limitation, Parent), its and their respective predecessors, successors and assigns, its and their respective Executive benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to in this Section 3(a) as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when the Executive signs this Agreement, the Executive has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims: arising in connection with or under the Employment Agreement or any other agreement between the Executive and any of the Releasees; relating to the Executive’s employment by and separation from employment with the Company; of wrongful discharge or violation of public policy; of breach of contract; of defamation or other torts; of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964 and the California Labor Code, the California Fair Employment and Housing Act, the California Industrial Welfare Commission Wage Orders, California Business and Professions Code, the California Private Attorney General Act, the California Family Rights Act,; under any other federal or state statute (including, without limitation, Claims under the Fair Labor Standards Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act (“WARN”) or any state mini-WARN law); for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits, and for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees; provided, however, that this release shall not affect any rights the Executive may have under the Company’s Section 401(k) plan or this Agreement, or the Executive’s rights (if any) to indemnification pursuant to the Company’s organizational documents or any indemnification agreement between Parent and the Executive, or coverage, if any, under applicable directors’ and officers’ insurance policies, nor shall it apply to Claims that cannot be waived as a matter of law. The Executive agrees not to accept damages of any nature, other equitable or legal remedies for his own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Company to enter into this Agreement, the Executive represents that he has not assigned any Claim to any third party. This release is intended to be effective as a general release and bar to all Claims, including unknown Claims through the date of execution of this Agreement by the Executive. To effect a full and complete release as described above, the Executive expressly waives and relinquishes all rights and benefits afforded to Executive by California Civil Code Section 1542, and the Executive does so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542.  Section 1542 of the Civil Code of the State of California states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

The Executive acknowledges that the Executive may later discover claims or facts in addition to or different from those which the Executive now knows or believes to exist with regards to the subject matter of the Agreement, and which, if known or suspected at the time of executing the Agreement, may have materially affected its terms. Nevertheless, the Executive waives any and all Claims that might arise as a result of such different or additional claims or facts.

(b)Each of the Parent and the Company in every capacity, voluntarily releases and forever discharges the Executive and his heirs (collectively referred to in this Section 3(b) as the “Releasees”) generally from all Claims that, as of the date when the Parent and the Company signs this Agreement, the Parent and the Company has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims: arising in connection with or under the Employment Agreement or any other agreement between the Executive and any of the Releasees; relating to the Executive’s employment by and separation from employment with the Company; of breach of contract; of defamation or other torts. Each of the Parent and the Company agrees not to accept damages of any nature, other equitable or legal remedies for its own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to the Executive to enter into this Agreement, the Parent and the Company each represents that it has not assigned any Claim to any third party. This release is intended to be effective as a general release and bar to all Claims, including unknown Claims through the date of execution of this Agreement by the Company. To effect a full and complete release as described above, the Parent and the Company each expressly waives and relinquishes all rights and benefits afforded to it by California Civil Code Section 1542, and each of the Parent and the Company does so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542.  Section 1542 of the Civil Code of the State of California states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT

THE TIME OF EXECUTING THE RELEASE THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

The Parent and the Company each acknowledges that it may later discover claims or facts in addition to or different from those which it now knows or believes to exist with regards to the subject matter of the Agreement, and which, if known or suspected at the time of executing the Agreement, may have materially affected its terms. Nevertheless, the Parent and the Company each waives any and all Claims that might arise as a result of such different or additional claims or facts.

4. Return of Property. The Executive acknowledges and agrees that he is required to return all Company property, including, without limitation, his Company laptop, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (“Company Property”). In light of the Executive’s continued Board service following the Date of Termination, the Executive may retain such Company Property that is necessary, as determined by the Board or the New CEO, for purposes of performing his Board service, provided that the Executive promptly returns all such Company Property at the end of the Board service or upon the earlier request of Company. After returning all Company Property, the Executive commits to deleting and finally purging any duplicates of files or documents that may contain Company or customer information from any non-Company computer or other device that remains the Executive’s property. The obligations contained in this Section 4 are supplemental to, and not in lieu of, any return of property obligations the Executive has pursuant to the Continuing Obligations.

5.Communications. The Executive agrees that he will not communicate about his transition and departure with anyone until after the Company has made a formal written announcement about the Executive’s transition and departure through an email communication or as otherwise agreed to by the Board (the “Company Announcement”); provided that the Executive may communicate with his tax advisors, attorneys, and spouse about his departure before the Company Announcement, provided further that the Executive first advises such persons not to reveal information about the Executive’s departure and each such person agrees. In addition, the Executive agrees that following the Date of Termination, the Executive will promptly update any social media or electronic accounts (e.g., LinkedIn) to reflect that the Executive is no longer CEO of the Company.

6.Non-Disparagement. Subject to Section 10 of this Agreement the Executive agrees not to make any disparaging statements (whether written, oral, through social or electronic media or otherwise) concerning the Company, Parent any of its or their products or services or any of its or their current or former officers, directors, employees or agents. Subject to Section 10 of this Agreement and provided the Company does not later discover that the Executive engaged in misconduct in connection with the Company, the Company agrees that it shall not issue any press release or public statement containing disparaging statements concerning Executive and shall instruct each member of the Company’s executive team that they shall not make any disparaging statements (whether public or private, written, oral, through social or electronic media or otherwise) concerning the Executive or his contributions and services to the Company.

7.Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with any reasonable request of the Company in the transition of his duties as well as the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully at mutually convenient times with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 7.

8.Injunctive Relief. The Executive agrees that it would be difficult to measure any harm caused to the Company that might result from any breach by the Executive of any of the Updated Continuing Obligations and that, in any event, money damages would be an inadequate remedy for any such breach. Accordingly, the Executive agrees that, should either Party initiate litigation relating to the breach of this Agreement or Executive’s Updated Continuing Obligations, the prevailing party shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond, and to recover its attorneys’ fees and costs associated with any such breach.

9.Advice of Counsel; Absence of Reliance. This Agreement is a legally binding document and the Executive’s signature will commit the Executive to its terms. The Executive is advised to discuss all aspects of this Agreement with his attorney, and the Company shall reimburse Executive for up to $25,000 for legal fees incurred in connection with this Agreement. The Executive acknowledges that he has carefully read and fully understands all of the provisions of this Agreement and that he is voluntarily entering into this Agreement. In signing this Agreement, the Executive is not relying upon any promises or representations made by anyone at or on behalf of the Company.

10.Protected Disclosures. Nothing in this Agreement, any other agreement with the Company, or any Company policy or code limits the Executive’s ability, with or without notice to the Company, to: (i) file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”), including without limitation, the Equal Employment Opportunity Commission or the Securities and Exchange Commission (the “SEC”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including by providing non-

privileged documents or information; (iii) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive has reason to believe is unlawful; or (iv) testify truthfully in a legal proceeding. Any such communications and disclosures must be consistent with applicable law and the information disclosed must not have been obtained through a communication that was subject to the attorney-client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege or applicable law). If a Government Agency or any other third party pursues any claim on the Executive’s behalf, the Executive waives any right to monetary or other individualized relief (either individually or as part of any collective or class action), but the Company will not limit any right the Executive may have to receive an award pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.

11.Time for Consideration; Effective Date. The Executive acknowledges that he has been given the opportunity to consider this Agreement for twenty-one (21) days from his receipt of this Agreement before signing it (the “Consideration Period”). To accept this Agreement, the Executive must return a signed, unmodified original or PDF copy of this Agreement so that it is received by the undersigned on or before the expiration of the Consideration Period. If the Executive signs this Agreement prior to the end of the Consideration Period, the Executive acknowledges by signing this Agreement that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for the entire Consideration Period. The Executive and the Company agree that any changes or modifications to this Agreement shall not restart the Consideration Period. For a period of seven (7) days from the date of his execution of this Agreement, the Executive shall retain the right to revoke this Agreement by written notice that must be received by the undersigned before the end of such revocation period. This Agreement shall become effective on the day immediately following the expiration of the revocation period (the “Effective Date”), provided that the Executive does not revoke this Agreement during the revocation period. Notwithstanding the foregoing, the Company may withdraw the offer of this Agreement or may void this Agreement before the Effective Date if the Executive breaches any provision contained in this Agreement (including any provision of the Restrictive Covenant Agreement).

12.Incorporation of Whereas Clauses. The Parties incorporate by reference the Whereas clauses set forth above as if fully set forth herein.

13.Enforceability. The Executive acknowledges that, if any portion or provision of this Agreement or the Updated Continuing Obligations shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision shall be valid and enforceable to the fullest extent permitted by law.

14.Entire Agreement. This Agreement, together with the Updated Continuing Obligations constitutes the entire agreement between the Executive and the Company concerning the Executive’s employment with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the Executive’s employment with the Company including, without limitation, the Employment Agreement and the Prior Agreement (as defined in the Employment Agreement) , provided that, and notwithstanding the foregoing, (i) the Equity Documents (subject to the terms of this Agreement), and (ii) the agreements underlying the Updated Continuing Obligations and (iii) Section 7 -20 of the Employment Agreement shall continue to be in full force and effect.

15.Waiver; Amendment. No waiver of any provision of this Agreement, including the Continuing Obligations, shall be effective unless made in writing and signed by the waiving party. The failure of the Company to require the performance of any term or obligation of this Agreement or the Updated Continuing Obligations, or the waiver by the Company of any breach of this Agreement or the Updated Continuing Obligations shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both the Executive and a duly authorized representative of the Company.

16.Taxes. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement and in connection with other compensation matters to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits made to the Executive in connection with the Executive’s employment with the Company.

17.Acknowledgment of Wage and Other Payments. The Executive acknowledges and represents that, except as expressly provided in this Agreement, the Executive has been paid all wages, bonuses, compensation, benefits and other amounts that any of the Releasees has ever owed to the Executive. The Executive is not entitled to any other compensation or benefits from the Company related to his employment following the Date of Termination except as specifically set forth in this Agreement.

18.Consent to Jurisdiction. The Parties hereby consent to the jurisdiction of the federal and state courts of the State of California Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

19.Governing Law; Interpretation. This is a California contract and shall be construed under and be governed in all respects by the laws of the State of California without giving effect to the conflict of laws principles thereof. In the event of any dispute, this Agreement is intended by the Parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Party or the “drafter” of all or any portion of this Agreement.

20.Assignment; Successors and Assigns. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Updated Continuing Obligations) without the Executive’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization or consolidation, into which the Company merges or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and permitted assigns.

21.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

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IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Agreement on the date(s) indicated below.

MERIDIANLINK, INC.

By:	/s/ Liz Rieveley
Name: Liz Rieveley
Title: Chief People Officer

Date: May 9, 2025

ML CALIFORNIA SUB, INC

By:	/s/ Elias Olmeta
Name: Elias Olmeta
Title: Chief Financial Officer

Date: May 9, 2025

EXECUTIVE

/s/ Nicolaas Vlok
Nicolaas Vlok

Date: May 9, 2025
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